EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                       OF

                          XOMA CORPORATION ("XOMA-DE")
                            (a Delaware corporation)

                                       AND

                         XOMA ARIZONA, INC. ("XOMA-AZ")
                            (an Arizona corporation)


     AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of November 25, 1998 by and between XOMA-DE and XOMA-AZ.

     WHEREAS, XOMA-DE is a business corporation of the State of Delaware with its registered office therein located at c/o CT Corporation System, 1209 Orange Street, Wilmington, DE; and

     WHEREAS, the total number of shares of stock which XOMA-DE has authority to issue is 70,000,000 shares of common stock, each with a par value of $.0005 per share (each, a "XOMA-DE Common Share"), and 1,000,000 shares of preferred stock, each with a par value of $.05 per share (each, a "XOMA-DE Preferred Share"); and

     WHEREAS, XOMA-AZ is a business corporation of the State of Arizona with its registered office therein located at c/o CT Corporation System, 3225 North Central Avenue, Phoenix, AZ; and

     WHEREAS, the total number of shares of stock which XOMA-AZ has authority to issue is 1,000 shares of common stock, each with no par value (each, a "XOMA-AZ Share"); and

     WHEREAS, the General Corporation Law of the State of Delaware permits a merger of a business corporation of the State of Delaware with and into a business corporation of another jurisdiction; and

     WHEREAS, the Arizona Business Corporation Act permits the merger of a business corporation of another jurisdiction with and into a business corporation of the State of Arizona; and

     WHEREAS, XOMA-DE and XOMA-AZ and the respective Boards of Directors thereof deem it in the best interests of said corporations and their respective shareholders to merge XOMA-DE with and into XOMA-AZ pursuant to the provisions of the General Corporation Law of the State of Delaware and pursuant to the provisions of the Arizona Business Corporation Act upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by XOMA-DE and approved by a resolution adopted by its Board of Directors (but subject to approval by its stockholders) and being thereunto duly entered into by XOMA-AZ and approved by a resolution adopted by its Board of Directors and further approved by its shareholder, this Agreement and the terms and conditions thereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth therein, are hereby determined and agreed upon as hereinafter set forth.

     1. Merger. XOMA-DE shall, pursuant to the provisions of the General Corporation Law of the State of Delaware and the provisions of the Arizona Business Corporation Act, be merged with and into XOMA-AZ, which shall be the surviving corporation from and after the effective time of the merger (as hereinafter defined), and which is sometimes herein referred to as the "surviving corporation," and which shall continue to exist as said surviving corporation under the name "XOMA Corporation" pursuant to the provisions of the Arizona Business Corporation Act. The separate existence of XOMA-DE, which is sometimes herein referred to as the "terminating corporation," shall cease at said effective time in accordance with the provisions of the General Corporation Law of the State of Delaware.

     2. Effective Time. In the event that this Agreement shall have been fully approved and adopted on behalf of the terminating corporation in accordance with the provisions of the General Corporation Law of the State of Delaware and on behalf of the surviving corporation in accordance with the provisions of the Arizona Business Corporation Act and as soon as practicable following the satisfaction or waiver of the other conditions set forth in Section 10, the said corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware (including without limitation a Certificate of Merger) and by the laws of the State of Arizona (including without limitation a Certificate and Articles of Merger), and that they will cause to be performed all necessary acts within the State of Delaware and the State of Arizona and elsewhere to effectuate the merger herein provided for. The merger shall become effective immediately upon the filing of the later to be filed of the appropriate certificates of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Arizona, or at such later time as the parties shall agree should be specified in such certificates of merger (the time the merger becomes effective being herein referred to as the "effective time of the merger").

     3. Articles of Incorporation. Annexed hereto as Exhibit A and made a part hereof is a copy of the Amended and Restated Articles of Incorporation of the surviving corporation as the same shall be in force and effect as of the effective time in the State of Arizona of the merger herein provided for; and said Articles of Incorporation shall continue to be the Articles of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Arizona Business Corporation Act.

     4. By-laws. The present by-laws of the terminating corporation will be the by-laws of the surviving corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the Arizona Business Corporation Act.

     5. Directors and Officers. The directors and officers in office of the terminating corporation at the effective time of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

     6. Conversion of Shares. (a) Each issued share of the terminating corporation (other than shares to be cancelled in accordance with Section 6(b)) shall, at the effective time of the merger, be converted into one share of the surviving corporation, as follows:


       Title of Shares of XOMA-DE                 Title of Shares of XOMA-AZ

Common Stock                                      Common Stock
Series A Cumulative Preferred Stock               Preferred Stock, Series A
Convertible Preferred Stock, Series E             Preferred Stock, Series B
Convertible Preferred Stock, Series H             Preferred Stock, Series C



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

     (b) The issued shares of XOMA-AZ prior to the merger shall not be converted or exchanged in any manner, but each said share which is issued as of the effective date of the merger shall cease to be outstanding.

     7. Exchange of Shares. (a) Following the effective time of the merger, each holder of an outstanding certificate or certificates theretofore representing XOMA-DE Common Shares or XOMA-DE Preferred Shares may, but shall not be required to, surrender the same to the surviving corporation for cancellation and exchange or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of shares of common stock or preferred stock, as the case may be (and in the latter case, of the appropriate series) of the surviving corporation as the XOMA-DE Common Shares or XOMA-DE Preferred Shares previously represented by the stock certificates surrendered. If any certificate representing common or preferred stock of the surviving corporation is to be issued in a name other than that in which the certificate theretofore representing XOMA-DE Common Shares or XOMA-DE Preferred Shares, as the case may be, surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either: (i) pay the surviving corporation or its agents any taxes or other governmental charges required by reason of the issuance of such new certificates in a name other than that of the registered holder of the certificate so surrendered; or (ii) establish to the satisfaction of the surviving corporation or its agents that such taxes or governmental charges have been paid. Until so surrendered for cancellation and exchange or transfer, all outstanding certificates representing XOMA-DE Common Shares or XOMA-DE Preferred Shares shall represent the ownership of the same number of shares of common stock or preferred stock, as the case may be (and in the latter case, of the appropriate series) of the surviving corporation as though such surrender for cancellation and exchange or transfer had taken place.

     (b) All shares of common stock and preferred stock of the surviving corporation issued upon the surrender for exchange of certificates in accordance with the terms of this Section 7 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the XOMA-DE Common Shares or XOMA-DE Preferred Shares, as the case may be, theretofore represented by such certificates, subject, however, to the surviving corporation's obligation to pay any dividends or make any other distributions with a record date prior to the effective time of the merger which may have been declared or made by XOMA-DE on such shares of XOMA-DE Preferred Stock prior to the date of this Agreement and which remain unpaid at the effective time of the merger, and there shall be no further registration of transfers on the stock transfer books of the surviving corporation of the XOMA-DE Common Shares or XOMA-DE Preferred Shares which were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation they shall be cancelled and exchanged as provided in this Section 7, except as otherwise provided by law.

     8. Rights Agreement. (a) At the effective time of the merger, the Stockholder Rights Agreement dated as of October 27, 1993 of XOMA-DE shall be deemed to have been assumed by and assigned to the surviving corporation and, to the extent that such stockholder rights agreement provides for the issuance of Series A Cumulative Preferred Stock of XOMA-DE and/or rights to acquire same, shall be deemed to have been amended to provide for the issuance of Preferred Stock, Series A of the surviving corporation and/or rights to acquire same on the same terms and conditions, and in the same number, as provided for in such agreement.

     (b) Following the effective time of the merger, such agreement shall continue in effect as an agreement of the surviving corporation, on the same terms and conditions, as amended as provided in Section 8(a).

     (c) At the effective time of the merger, each outstanding right to purchase Series A Cumulative Preferred Stock of XOMA-DE (a "Right") shall be deemed to constitute a right to acquire, on the same terms and conditions as were applicable under such Right, the same number of shares of Preferred Stock, Series A of the surviving corporation as the holder of such Right would have been entitled to receive pursuant to the merger had such holder exercised such right in full immediately prior to the effective time of the merger (not taking into account whether or not such right was in fact exercisable).

     (d) Following the effective time of the merger, each such Right shall continue in effect on the same terms and conditions. The surviving corporation shall comply with the terms of all such Rights. The surviving corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Preferred Stock, Series A of the surviving corporation for delivery pursuant to the terms set forth in this Section 8.

     9. Stock Options and Warrants. (a) At the effective time of the merger, each outstanding option to purchase XOMA-DE Common Shares (a "Stock Option"), whether vested or unvested, and each outstanding warrant to purchase XOMA-DE Common Shares (a "Warrant") shall be deemed to constitute an option to acquire or warrant to purchase, as the case may be, on the same terms and conditions as were applicable under such Stock Option or Warrant, the same number of shares of common stock of the surviving corporation as the holder of such Stock Option or Warrant would have been entitled to receive pursuant to the merger had such holder exercised such option or warrant in full immediately prior to the effective time of the merger (not taking into account whether or not such option or warrant was in fact exercisable). In the case of any Stock Option to which
Section 421 of the Internal Revenue Code of 1986 (the "Code") applies by reason of its qualification under any of Sections 422-423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with
Section 424(a) of the Code.

     (b) Following the effective time of the merger, each such Stock Option and Warrant shall continue in effect on the same terms and conditions. The surviving corporation shall comply with the terms of all such Stock Options and Warrants and will ensure, to the extent required by, and subject to the provisions of, any plan governing such Stock Options that Stock Options which qualified as qualified stock options prior to the effective time of the merger continue to qualify as qualified stock options after the effective time of the merger. The surviving corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of common stock of the surviving corporation for delivery pursuant to the terms set forth in this Section 9.

     10. Existing Plans. (a) At the effective time of the merger, each incentive, compensation or benefit plan of XOMA-DE shall be deemed to have been assumed by and assigned to the surviving corporation and, to the extent that any such plan provides for the issuance of XOMA-DE Common Shares and/or options to acquire same, shall be deemed to have been amended to provide for the issuance of common stock of the surviving corporation and/or options to acquire same on the same terms and conditions, and in the same number, as provided for in the corresponding plan of XOMA-DE.

     (b) Following the effective time of the merger, each such plan shall continue in effect as a plan of the surviving corporation, on the same terms and conditions, as amended as provided in Section 10(a).

     11. Conditions. The respective obligation of each party to effect the merger is subject to the satisfaction or waiver of the following conditions:

     (a) Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding XOMA-DE Common Shares shall have been obtained.

     (b) Third Party Consents. All requisite third party consents shall have been obtained.

     12. Termination. This Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the stockholders of XOMA-DE of matters presented in connection with the merger, by action of the Board of Directors of XOMA-DE. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of XOMA-DE or XOMA-AZ.

     13. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the merger by the stockholders of XOMA-DE, provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     IN WITNESS WHEREOF, this Agreement is hereby executed upon behalf of each of the constituent corporations parties thereto.

Executed as of November 25, 1998.

                                XOMA CORPORATION
                                (a Delaware corporation)


                                By:    /S/ JOHN L. CASTELLO
                                       ------------------------------------
                                       John L. Castello
                                       Chairman of the Board, President
                                       and Chief Executive Officer


                                XOMA ARIZONA, INC.
                                (an Arizona corporation)


                                By:    /S/ PETER B. DAVIS
                                       ------------------------------------
                                       Peter B. Davis
                                       Vice President, Finance
                                       and Chief Financial Officer





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

                                                                       EXHIBIT A


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                              OF XOMA ARIZONA, INC.


                                       I.

                                      NAME

     The name of the Corporation is XOMA Corporation.

                                       II.

                                     ADDRESS

     The address of its registered office in the State of Arizona is CT Corporation System, 3225 North Central Avenue, Phoenix, AZ. The name of its registered agent at such address is CT Corporation System.

                                      III.

                                    BUSINESS

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Arizona Business Corporation Act. The Corporation is to have perpetual existence.

                                       IV.

                                 STOCK STRUCTURE

     The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "preferred stock" and "common stock"; the total number of shares of both classes of stock authorized to be issued by the Corporation shall have no preemptive or preferential rights of subscription concerning further issuance or authorization of any of the Corporation's shares.

A. Common Stock.

     The total number of shares of common stock authorized to be issued by the Corporation shall be Seventy Million (70,000,000) shares and each such share of common stock shall have a par value of $.0005. The common stock may be issued from time to time in one or more series.

B. Preferred Stock.

     The total number of shares of preferred stock authorized to be issued by the Corporation shall be One Million (1,000,000) shares and each such share of preferred stock shall have a par value of $.05. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of preferred stock and common stock then outstanding, voting as a single class.

                                       V.

                       RIGHTS, PREFERENCES, PRIVILEGES AND
                         RESTRICTIONS OF PREFERRED STOCK

     The preferred stock may be issued from time to time in one or more series consisting of such number of shares (which number may be increased or decreased, but not below the number of shares thereof then outstanding) and with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions creating such series adopted by the Board of Directors; and such series (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, at such time or times, such price or prices, or such rate or rates, and with such adjustments; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference and priority to the common stock and on a par with, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation, including the right to receive such distribution in preference to the common stock, and on a par with, or in such relation to, the distribution to any other class or classes or series of stock; (e) may be made convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares or any other class or classes or any other series or the same or any other class or classes of stock of the Corporation, at such price or prices or at such rate or rates of exchange, and with such adjustments; and (f) may have such other powers, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the creation of each such series of preferred stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby expressly vested in the Board of Directors.

     Without limiting the generality of the foregoing, the following series of preferred stock shall have the rights, preferences, privileges and restrictions set forth below:

     (a) Preferred Stock, Series A:

     Section 1. Designation. The series of preferred stock established hereby shall be designated the "Preferred Stock, Series A" (and shall be referred to herein as the "Series A Preferred Stock") and the authorized number of shares of Series A Preferred Stock shall be 650,000 shares. Such number of shares may be increased or decreased, from time to time, by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the total of the number of such shares then outstanding plus the number of such shares issuable upon the exercise of outstanding rights, options or warrants or upon the conversion of outstanding securities issued by the Corporation.

     Section 2. Dividends and Distributions.

     (A) (i) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of common stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b)
subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. The multiple of cash and non-cash dividends declared on the common stock to which holders of the Series A Preferred Stock are entitled, which shall be 100 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple." In the event the Corporation shall at any time after the date hereof (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     (ii) Notwithstanding anything else contained in this paragraph (A), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series A Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

     (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

     Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. The number of votes which a holder of a share of Series A Preferred Stock is entitled to cast, which shall initially be 100 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple." In the event the Corporation shall at any time after the date hereof
(i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series A Preferred Stock shall be entitled shall be the vote multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of common stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) Except as otherwise required by applicable law or as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

     Section 4. Certain Restrictions.

     (A) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) except as permitted in subparagraph (A)(iv) of this Section 4, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes;

provided, however, that the foregoing restrictions shall not apply to the repurchase of shares of common stock held by employees, officers, directors, or consultants of the Corporation (or their permitted transferees) that are subject to restrictive stock purchase agreements under which the Corporation has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distributions shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or
(2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of common stock, or (y) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the date hereof (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the aggregate amount per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event the Corporation shall at any time after the date hereof (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

     Section 9. Ranking. Unless otherwise provided in a certificate of designation of preferences and rights of a class of stock relating to a subsequently designated series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to any other series of the Corporation's preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the common stock.

     Section 10. Amendment. The provisions of the Amended and Restated Articles of Incorporation, of the Corporation shall not be amended, altered or repealed in any manner which would materially alter or change the powers, preferences or special rights of Series A Preferred Stock so as to effect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

     Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share (which fractions shall be integral multiples of one one-hundredth of a share) which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

     (b) Preferred Stock, Series B:

     Section 1. Designation and Amount. Seven Thousand Five Hundred (7,500) shares of preferred stock are designated "Preferred Stock, Series B" with the powers, preferences, rights, qualifications, limitations and restrictions specified herein (the "Series B Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities (including indebtedness) issued by the Corporation convertible into Series B Preferred Stock.

     Section 2. Dividends. The Corporation shall not be required to pay, and the holders of the Series B Preferred Stock shall not be entitled to receive, any dividends on shares of the Series B Preferred Stock.

     Section 3. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution shall be made to the holders of shares of the common stock of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive $10,000.00 per share of Series B Preferred Stock then held by such holders, plus an amount equal to declared and unpaid dividends and distributions thereon. After payment of the full liquidation preference of the Series B Preferred Stock set forth in the preceding sentence, the holders of the Series B Preferred Stock shall not be entitled to any further payments or distribution from the assets of the Corporation.

     Section 4. Voting Rights. The holders of shares of Series B Preferred Stock shall not have any voting rights, except as required under the Arizona Business Corporation Act.

     Section 5. Redemption.

     (A) General. The Corporation at its option, in accordance with the terms and provisions of this Section 5, may, at any time and from time to time, redeem any or all shares of Series B Preferred Stock at a redemption price per share equal to a cash amount determined by multiplying the Conversion Price (as defined below) by the number of shares of Common Stock into which each such share of Series B Preferred Stock would be convertible pursuant to the provisions of Section 6 hereof. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, or by such other method as the Board of Directors of the Corporation may determine to be fair and appropriate.

     (B) Notice of Redemption. The Corporation will provide notice of any redemption of shares of Series B Preferred Stock to the holders of record of the Series B Preferred Stock to be redeemed not less than five (5) nor more than sixty (60) days prior to the date fixed for such redemption. Such notice shall be provided by first-class mail, postage prepaid, to each holder of record of the Series B Preferred Stock to be redeemed, at such holder's address as it appears on the stock transfer books of the Corporation. Each such notice shall state, as appropriate, the following:

          a. the redemption date;

          b. the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed from such holder;

          c. the redemption price;

          d. the place or places where certificates for such shares are to be surrendered for redemption;

          e. the then effective Conversion Price (as determined under Section
     6); and

          f. that the right of holders to convert shares of Series B Preferred Stock to be redeemed will terminate at the close of business on the business day next preceding the date fixed for redemption (unless the Corporation shall default in the payment of the redemption price).

     Any notice that is mailed as set forth above shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series B Preferred Stock receives such notice, and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock.

     (C) Mechanics of Redemption. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued without cost to the holder thereof. Upon surrender of any shares so redeemed in accordance with this Section 5(C), the Corporation shall pay the full redemption amounts with respect to shares as provided herein.

     (D) Rights After Redemption. Notwithstanding that any certificates for shares to be redeemed have not been surrendered in accordance with paragraph (C) of this Section 5, from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall be deemed to be no longer out-standing, and (ii) all rights of the holders of such shares of Series B Preferred Stock shall cease and terminate, except only the right to receive the full redemption amounts as provided herein without interest.

     Section 6. Conversion.

     (A) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, into that number of shares of the common stock of the Corporation (herein, the "Common Stock") as determined by dividing $10,000.00 by the Conversion Price (determined as provided below). The "Conversion Price" for any shares of Series B Preferred Stock issued in connection with a conversion pursuant to clauses (i) through (iii) of Section 4(a) of the Convertible Subordinated Note Agreement, dated as of April 22, 1996, between the Corporation and Genentech, Inc., as amended (the "Note Agreement"), shall be an amount per share equal to the Current Market Price (as defined below) of the Common Stock determined as of the first occurring Conversion Date (as such term is defined in Section 4(a) of the Note Agreement) (herein, the "Initial Issue Date"). The "Conversion Price" for any shares of Series B Preferred Stock issued in connection with either a conversion pursuant to clause
(iv) of Section 4(a) of the Note Agreement or a prepayment pursuant to Section 3(d) of the Note Agreement shall be an amount per share equal to the Current Market Price of the Common Stock determined as of the date of the issuance of such shares (herein, the "Prepayment Issue Date"). The number of shares of Common Stock into which a share of Series B Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series. The Conversion Price shall be subject to adjustment from time to time after the Initial Date or applicable Prepayment Issue Date, as the case may be, as set forth in this
Section 6.

     For purposes of this paragraph (A), "Current Market Price" shall mean the average daily Closing Prices (as defined below) per share of Common Stock for the fifteen (15) consecutive trading days immediately prior to the Initial Issue Date or applicable Prepayment Issue Date, as the case may be. "Closing Price" with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such Exchange, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose, or a price determined in good faith by the Board of Directors of the Corporation or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive. If any shares of Series B Preferred Stock shall be called for redemption, the right to convert the shares designated for redemption shall terminate at the close of business on the business day next preceding the date fixed for redemption unless the Corporation defaults in the payment of the redemption price. In the event of a default in the payment of the redemption price, the right to convert the shares designated for redemption shall terminate at the close of business on the business day next preceding the date that such default is cured. The shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock, when the same shall be issued in accordance with the terms hereof, are hereby declared to be and shall be fully paid and non-assessable shares of Common Stock in the hands of the holders thereof.

     (B) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the transfer of ownership by the initial holder to any third party which is not an Affiliate (as such term is defined below) of such holder. For purposes of this Article V(b), the term "Affiliate" means, when used with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     (C) Mechanics of Conversion. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the fair market value of the Common Stock as of the date of such conversion as determined by the Board of Directors of the Corporation), any declared and unpaid dividends on the shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

     (D) Adjustment for Subdivisions and Combinations. If the Corporation shall at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (D) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (E) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event (without duplication for related events) the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph (E) to reflect the actual payment of such dividend or distribution.

     (F) Adjustment for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in ad-dition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms.

     (G) Adjustment for Recapitalizations, etc. If at any time or from time to time after the Initial Issue Date or applicable Prepayment Issue Date, as the case may be, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6 or in Section 3), in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

     (H) Compliance with Laws. Notwithstanding any provision of this Section 6 to the contrary, no conversion of any share of Series B Preferred Stock shall be effective unless such conversion is permitted under then applicable laws.

     Section 7. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, or in any Certificate of Designation creating a series of preferred stock or any similar stock or as otherwise required by law.

     Section 8. Exclusion of Other Rights. Except as may otherwise be required by the Arizona Business Corporation Act, shares of the Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in these Amended and Restated Articles of Incorporation, as they may be amended from time to time. No shares of Series B Preferred Stock shall have any preemptive or subscription rights whatsoever as to any securities of the Corporation.

     Section 9. Notice. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive office (currently located on the date of the adoption of these resolutions at 2910 Seventh Street, Berkeley, California 94710,
Attention: General Counsel).

     Section 10. Transferability; Registration; Rights of Transferees.

     (A) Transferability. The Series B Preferred Stock may not be sold, assigned, conveyed, transferred, pledged, hypothecated or otherwise disposed of other than as set forth in, and in accordance with, that certain Common Stock and Convertible Note Purchase Agreement, dated as of April 22, 1996, between the Corporation and Genentech, Inc.

     (B) Transfer Mechanics; Registration. The Series B Preferred Stock certificate representing shares of Series B Preferred Stock to be transferred shall be duly endorsed by the transferring holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of a transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of a transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and to remain with the Corporation in its discretion. Upon any registration of a transfer, the Corporation shall deliver new Series B Preferred Stock certificates to the persons entitled to the shares of Series B Preferred Stock represented thereby. The Series B Preferred Stock certificates may be exchanged at the option of the holder thereof, when surrendered at the offices of the Corporation, for other Series B Preferred Stock certificates of different denominations, of like tenor and representing in the aggregate a like number of shares of Series B Preferred Stock. Any Series B Preferred Stock certificate so surrendered shall be promptly canceled by the Corporation and retired. Each Series B Preferred Stock certificate issued in exchange as provided above shall be substantially in the form of the Series B Preferred Stock certificate being exchanged and shall be subject to all of the terms and provisions hereof.

     (C) Required Legend(s). Each of the Series B Preferred Stock certificates shall contain the legend(s) required by that certain Common Stock and Convertible Note Purchase Agreement, dated as of April 22, 1996, between the Corporation and Genentech, Inc.

     Section 11. Amendments. This Article VB(b) may be amended without notice to or the consent of any holder of Series B Preferred Stock to cure any ambiguity, defect or inconsistency, provided that such amendment does not adversely affect the rights of any holder of Series B Preferred Stock. Any provisions of this
Article VB(b) may be amended by the Corporation with the written consent of holders of Series B Preferred Stock representing a majority of the outstanding shares of Series B Preferred Stock.

     (c) Preferred Stock, Series C:

     Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as Preferred Stock, Series C (the "Series C Preferred Stock"), and the number of shares so designated shall be 1,250 (which shall not be subject to increase without the consent of the holders hereof as provided in
Section 3). Each share of Series C Preferred Stock shall have a par value of $.05 per share and a stated value of $10,000 per share (the "Stated Value").

     Section 2. Dividends. (a) Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable, in cash or shares of Common Stock (as defined in Section
7) at (subject to the terms and conditions set forth herein) the option of the Corporation. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue (or be deemed to have accrued) daily commencing on the Original Issue Date (as defined in Section 7), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Accrued dividends on the Series C Preferred Stock shall be paid on the date on which such Series C Preferred Stock is converted; provided, that the Corporation shall have the option to pay dividends more frequently as and when declared by the Board of Directors. The party that holds the Series C Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued on account of the Series C Preferred Stock, such payment shall be distributed ratably among the holders of the Series C Preferred Stock based upon the number of shares held by each holder. Payment of dividends on the Series C Preferred Stock is further subject to the provisions of Section 5(c)(i). The Corporation shall provide the holders semi-annual notice of its intention to pay dividends in cash or shares of Common Stock, semi-annually in arrears, applicable to such share of Series C Preferred Stock. Such notice shall be delivered to all holders not less than 10 Trading Days prior to June 30 and December 31 of each year for so long as shares of Series C Preferred Stock are outstanding. Provided that the Corporation is in compliance with its obligations under this Article V(c), the Purchase Agreement (as defined in Section 7) and the Registration Rights Agreement (as defined in Section 7), notwithstanding any other provision of this Section 2, the Corporation may elect by written notice mailed to the holders of the Series C Preferred Stock at their address appearing on the records of the Corporation not later than the payment date for such dividend, not to declare or make payment of the amount of any semi-annual dividend to the holders of shares of Series C Preferred Stock on the required date, in which case the accrued and unpaid dividends shall be calculated and paid on the Conversion Date for such shares of Series C Preferred Stock.

     (b) Notwithstanding anything to the contrary contained herein, the Corporation may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Series C Preferred Stock if:

          (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay such dividends in shares of Common Stock;

          (ii) the shares of Common Stock to be issued in respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Corporation (which may be in-house counsel) pursuant to a written opinion letter, addressed to the Corporation's transfer agent in the form and substance reasonably acceptable to the holder;

          (iii) the shares of Common Stock to be issued in respect of such dividends are not listed on the Nasdaq National Market (or The New York Stock Exchange) and any other exchange or quotation system on which the Common Stock is then listed for trading;

          (iv) the issuance of such shares would result in the recipient thereof beneficially owning, in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, more than 4.999% of the issued and outstanding shares of Common Stock;

          (v) the Corporation has failed to timely satisfy its obligations pursuant to any Conversion Notice (as defined in Section 5(a)(ii)); or

          (vi) if the issuance of such shares would result in the recipient thereof owning in excess of 19.99% of the issued and outstanding shares of Common Stock.

     (c) So long as any Series C Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series

C Preferred Stock, except for repurchases effected by the Corporation on the open market, pursuant to a direct stock purchase plan.

     Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series C Preferred Stock shall have no voting rights. However, so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not and shall cause its subsidiary not to, without the affirmative vote of the holders all of the shares of the Series C Preferred Stock then outstanding, (a) amend its articles of incorporation, bylaws or other charter documents so as to materially and adversely affect any dividend, conversion or transfer rights of any holder; (b) declare, authorize, set aside or pay any dividend or other distribution with respect to the Common Stock except as permitted under this Article V(c) and as would not materially and adversely affect the rights of any holder hereunder; (c) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock, except for repurchases effected by the Corporation on the open market, pursuant to a direct stock purchase plan; (d) authorize or create any class of equity or equity equivalent security that ranks senior to the Series C Preferred Stock; or
(e) enter into any agreement with respect to any of the foregoing.

     Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or a consolidation or merger of the Corporation with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series C Preferred Stock.

     Section 5. Conversion. (a)(i) Each share of Series C Preferred Stock (in minimum amounts of $100,000 or such lesser amounts as any converting holder of Series C Preferred Stock then holds) shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 5(a)(iii) and Section 3.8 of the Purchase Agreement) at the Conversion Ratio (as defined in Section 7) at the option of the holder in whole or in part at any time after the Original Issue Date. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Corporation, together with the form of conversion notice attached hereto as Exhibit 1 (the "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Holder Conversion Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to paragraph (i) of this
Section 5. Subject to Sections 5(b) and 5(a)(iii) hereof and Section 4.10 of the Purchase Agreement, each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Series C Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall promptly deliver to such holder (in the manner and within the time set forth in paragraph (b) of this Section 5) a certificate for such number of shares as have not been converted.

     (ii) On or after the third anniversary of the Original Issue Date, the Corporation may require the conversion of all or a portion of the then outstanding and unconverted shares of Series C Preferred Stock at the Conversion Ratio (subject to reduction pursuant to subparagraph (a)(iii) of this Section 5) by delivering to the holder of such shares to be converted a notice in the form attached hereto as Exhibit 2 (the "Corporation Conversion Notice"); provided, that, no such conversion is permitted unless at the time of the delivery of the Corporation Conversion Notice and on the Corporation Conversion Date (as defined below), (a) an Underlying Shares Registration Statement covering the resale of the shares of Common Stock issuable upon such conversion is effective, (b) the shares of Common Stock issuable upon such conversion are listed for trading on the Nasdaq National Market (or The New York Stock Exchange or any other principal exchange) and any other exchange or quotation system on which the Common Stock is then listed for trading and (c) the Corporation is in compliance with all of its obligations under this Article V(c), the Purchase Agreement and the Registration Rights Agreement. Each Corporation Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the day after the Corporation delivers such Corporation Conversion Notice by facsimile (the "Corporation Conversion Date"). If no Corporation Conversion Date is specified in a Corporation Conversion Notice, the Corporation Conversion Date shall be the date that the Corporation Conversion Notice is deemed delivered pursuant to paragraph (i) of this Section 5. A Holder Conversion Date and a Corporation Conversion Date are sometimes referred to herein as the "Conversion Date" and a Holder Conversion Notice and a Corporation Conversion Notice are sometimes referred to as a "Conversion Notice." Any conversion pursuant to this subparagraph (a)(ii) shall be subject to paragraph (b) of this Section 5 with respect to consequences of the Corporation's failure to deliver shares of Common Stock in respect of a conversion under this Section. If the Corporation is converting less than all shares of Series C Preferred Stock represented by the certificate or certificates tendered by the holder in response to a Corporation Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall promptly deliver to such tendering holder (in the manner and within the time set forth in paragraph (b) of this Section 5) a certificate for such number of shares as have not been converted.

     (iii) Certain Regulatory Approval. If on the Conversion Date applicable to any conversion, (A) the Common Stock is then listed for trading on the Nasdaq National Market, the American Stock Exchange or if the rules of the Nasdaq Stock Market, Inc. are hereafter amended to extend or adopt rules similar to Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof) to the Nasdaq SmallCap Market and the Corporation's Common Stock is listed for trading on such market or exchange, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series C Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Series C Preferred Stock, the Convertible Preferred Stock, Series G of XOMA-Delaware (as defined in Section 7) or the Convertible Preferred Stock, Series H of XOMA-Delaware and in respect of payment of dividends hereunder or thereunder, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Corporation has not previously obtained Shareholder Approval (as defined below), then the Corporation shall issue to any holder so requesting conversion of Series C Preferred Stock its pro rata portion of the Issuable Maximum in the same ratio that the number of shares of Series C Preferred Stock held by any such holder bears to all shares of Series C Preferred Stock then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such holder in respect of the Conversion Notice at issue or in respect of payment of dividends hereunder in excess of such holder's pro rata portion of the Issuable Maximum (the "Surplus Amount"), the Corporation shall have the option to either (1) as promptly as possible, but in no event later than 90 days after such Conversion Date, convene a meeting of the holders of the Common Stock and use its reasonable efforts (which may include, among other things, hiring a proxy solicitor) to obtain the Shareholder Approval and the approval of the Corporation's Board of Directors or (2) redeem, from funds legally available therefor at the time of such redemption, such holder's Surplus Amount of the Series C Preferred Stock subject to such Conversion Notice at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Corporation of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the Conversion Date; provided, however, that if the Corporation has elected to obtain Shareholder Approval under clause (1) above, the holders of a majority of the outstanding shares of Series C Preferred Stock may request, in lieu of such meeting, that the Corporation redeem each holder's Surplus Amount as set forth herein and provided, further that if the Corporation fails for any reason to obtain such Shareholder Approval within the time period set forth in clause (1) above, the Corporation shall be obligated to redeem the Series C Preferred Stock not converted as a result of the provisions of this Section 5 in accordance with the provisions of clause (2) above, and in case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the holder has requested that the Corporation redeem shares of Series C Preferred Stock pursuant to this Section 5 and the Corporation fails for any reason to pay the redemption price under clause (2) above within seven days after the Conversion Date, the Corporation will pay interest on such redemption price at a rate of 15% per annum to the converting holder of Series C Preferred Stock, accruing from the Conversion Date until the redemption price plus any accrued interest thereon is paid in full. The entire redemption price, including interest thereon, shall be paid in cash.

     "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Corporation held in accordance with the Corporation's Articles of Incorporation and by-laws, of the issuance by the Corporation of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Series C Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.

     (b) Not later than two Trading Days after receipt by the Corporation of a properly completed and duly executed Conversion Notice and an original share certificate representing the shares of Series C Preferred Stock to be converted, the Corporation will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series C Preferred Stock (subject to reduction pursuant to subparagraph (a)(iii) of this Section 5 and Section 3.8 of the Purchase Agreement), (ii) one or more certificates representing the number of shares of Series C Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected to pay accrued dividends in cash) and (iv) if the Corporation has elected to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement), representing such number of Shares of Common Stock as equals such dividend divided by the Conversion Price on the Conversion Date; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series C Preferred Stock until certificates evidencing such shares of Series C Preferred Stock are delivered for conversion to the Corporation, or the holder of such Series C Preferred Stock notifies the Corporation that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable holder by the second Trading Day after receipt by the Corporation of a properly completed and duly executed Conversion Notice and an original share certificate representing the shares of Series C Preferred Stock to be converted, the holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series C Preferred Stock tendered for conversion. If the

Corporation fails to deliver to the holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fourth Trading Day after receipt by the Corporation of a properly completed and duly executed Conversion Notice and an original share certificate representing the shares of Series C Preferred Stock to be converted, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, $2,500 for each day after such fourth Trading Day until such certificates are delivered. If the Corporation fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the 11th day after receipt by the Corporation of a properly completed and duly executed Conversion Notice and an original share certificate representing the shares of Series C Preferred Stock to be converted, the Corporation shall, at the holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Series C Preferred Stock then held by such holder, as requested by such holder, and (ii) pay all accrued but unpaid dividends on account of the Series C Preferred Stock for which the Corporation shall have failed to issue Common Stock certificates hereunder, in cash. The redemption price shall be equal to the sum of (A) the aggregate of all accrued but unpaid dividends, plus (B) the number of shares of Series C Preferred Stock then held by such holder multiplied by (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Corporation of such prepayment price, whichever is greater, multiplied by, (2) the Conversion Ratio calculated on the Conversion Date. If the holder has requested that the Corporation redeem shares of Series C Preferred Stock pursuant to this Section and the Corporation fails for any reason to pay the redemption price under (2) above within seven days after such notice is deemed delivered pursuant to paragraph (i) of this Section 5, the Corporation will pay interest on the redemption price at a rate of 15% per annum, in cash to such holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full. Nothing herein shall limit a holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such holder from the sale of the shares of Common Stock issued by the Corporation pursuant to such conversion), and such holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

     (c) (i) The conversion price for each share of Series C Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be 88% (the "Maximum Conversion Price") of the average Per Share Market Value for the five
(5) Trading Days immediately preceding the Conversion Date; provided that, (a) if the Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Trading Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (b) if trading in the Common Stock shall be suspended for any reason (other than as a result of the suspension of trading in securities generally) for more than five (5) Trading Days in the aggregate, or (c) if the conversion rights of the holders of Series C Preferred Stock hereunder are suspended for five (5) consecutive Trading Days (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspensions pending the release of material information or due to circumstances within the Corporation's control, which may include among other things, suspension of the effectiveness of the Underlying Securities Registration Statement by the Commission or a suspension imposed by the Corporation's board of directors pending any release of material non-public information) or (d) if the Corporation breaches in a material respect any covenant or other material term or condition to the Purchase Agreement (other than a representation or warranty contained therein), the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of thirty (30) days after written notice thereof to the Corporation (any such failure being referred to as an "Event," and for purposes of clause (a) the date which such 10 Trading Day period is exceeded, or for purposes of clause (b) the date on which such five (5) Trading Day period is exceeded, or for purposes of clause (c) the date on which such Event occurs, or for purposes of clause (d) the date on which such thirty (30) day period is exceeded, being referred to as "Event Date"), the Conversion Price shall be decreased by 1.5% each month (i.e., the Conversion Price would decrease by 1.5% as of the Event Date and an additional 1.5% as of the first monthly anniversary of the Event Date) until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, the Corporation shall pay to the holders of the Series C Preferred Stock $25,000 (each holder being entitled to receive such portion of such amount as equals its pro rata portion of the Series C Preferred Stock then outstanding) in cash as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date until such time as the applicable Event, is cured. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. The provisions of this Section are not exclusive and shall in no way limit the Corporation's obligations under the Registration Rights Agreement.

     (ii) If the Corporation, at any time while any shares of Series C Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, the Maximum Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this subparagraph (c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

     (iii) If the Corporation, at any time while any shares of Series C Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Maximum Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Maximum Conversion Price pursuant to this
(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Maximum Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Maximum Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Maximum Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

     (iv) If the Corporation, at any time while shares of Series C Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Series C Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (c)(ii) and (iii) of this Section 5), then in each such case the Maximum Conversion Price at which each share of Series C Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Corporation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Corporation) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Series C Preferred Stock then outstanding; and provided, further, that the Corporation, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Series C Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest whole share, as the case may be.

     (vi) Whenever the Maximum Conversion Price is adjusted pursuant to subparagraphs (c)(ii), (iii) or (iv) of this Section 5, the Corporation shall promptly mail to each holder of Series C Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person pursuant to which (i) a majority of the Corporation's Board of Directors will not constitute a majority of the board of directors of the surviving entity or (ii) less than 65% of the outstanding shares of the capital stock of the surviving entity will be held by the same shareholders of the Corporation, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Series C Preferred Stock then outstanding shall have the right thereafter to, at their option, (A) convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Series C Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Corporation into which such shares of Series C Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) require the Corporation to redeem, from funds legally available therefor at the time of such redemption, its shares of Series C Preferred Stock at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the effective date, the date of the closing or the date of the announcement, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange the triggering such redemption right or (2) the date of payment in full by the Corporation of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the date of the closing or the effective date, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in paragraph (b) of Section 6 below. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series C Preferred Stock the right to receive the securities, cash or property set forth in this subparagraph
(c)(vii) upon any conversion or redemption following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

     (viii) If: A. the Corporation shall declare a dividend (or any other distribution) on its Common Stock; or B. the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or C. the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or D. the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock of the Corporation, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or E. the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series C Preferred Stock, and shall cause to be mailed to the holders of Series C Preferred Stock at their last addresses as they shall appear upon the stock books of the Corporation, at least 15 Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series C Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

     (ix) If the Corporation (i) makes a public announcement that it intends to enter into a Change of Control Transaction (as defined below) or (ii) any person, group or entity (including the Corporation, but excluding a holder or any affiliate of a holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a holder seeks to convert shares of Series C Preferred Stock on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Per Share Market Value on the five (5) Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price in effect on the Conversion Date for such Series C Preferred Stock. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative.

     (d) If at any time conditions shall arise by reason of action taken by the Corporation which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Series C Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Corporation's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Corporation, the Corporation shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Series C Preferred Stock at least 15 Trading Days prior to the effective date of such action, and an Appraiser selected by the holders of a majority in interest of the Series C Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series C Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series C Preferred Stock; provided, however, that the Corporation, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

     (e) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series C Preferred Stock and payment of dividends on Series C Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series C Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of paragraph (c) of this Section 5) upon the conversion of all outstanding shares of Series C Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

     (f) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall instead round to the nearest whole share. All cash payments hereunder, whether for dividends, upon redemptions or otherwise, shall be rounded to the nearest $.01.

     (g) The issuance of certificates for shares of Common Stock on conversion of Series C Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series C Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     (h) Shares of Series C Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

     (i) Any and all notices or other communications or deliveries to be provided by the holders of the Series C Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Legal Department of the Corporation at the facsimile telephone number or address of the principal place of business of the Corporation as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each holder of Series C Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 7:00 p.m. (Eastern
Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 7:00 p.m. (New York Time) on any date and earlier than 11:59 p.m. (New York Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 6. Redemptions. (a) All outstanding and unconverted shares of Series C Preferred Stock on the third anniversary of the Original Issue Date may, at the Corporation's option, be converted pursuant to subparagraph (a)(ii) of Section 5 above or redeemed by the Corporation pursuant to this paragraph
(a), from funds legally available therefor at a price per share of Series C Preferred Stock equal to 112% of the aggregate Stated Value of the outstanding Series C Preferred Stock plus accrued dividends. Thereafter, all shares of Series C Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated stock. The entire redemption price shall be paid in cash.

     (b) If any portion of the applicable redemption price under paragraph (a) of this Section 6 shall not be paid by the Corporation within seven (7) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than 7 calendar days after the date due, the holder of the Series C Preferred Stock subject to such redemption may elect, by written notice to the Corporation given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 above of all of the shares of Series C Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Corporation shall within three (3) Trading Days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the holder elects option (ii) above, the Corporation shall promptly, and in any event not later than three (3) Trading Days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares.

     Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings: "Common Stock" means the Corporation's common stock, $.0005 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed. "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time. "Junior Securities" means the Common Stock and all other equity securities of the Corporation which are junior in rights and liquidation preference to the Series C Preferred Stock. "Original Issue Date" shall mean the date of the first issuance of any shares of Convertible Preferred Stock, Series H of XOMA-Delaware regardless of the number of transfers of any particular shares of such Convertible Preferred Stock, Series H of XOMA-Delaware or Series C Preferred Stock and regardless of the number of certificates which may be issued to evidence such Convertible Preferred Stock, Series H of XOMA-Delaware or such Series C Preferred Stock. "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Nasdaq National Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of the Series C Preferred Stock; provided, however, that the Corporation, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser. "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency. "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of August 13, 1997, as amended by the First Amendment to Convertible Preferred Stock Purchase Agreement, dated as of January 1, 1998, and as further amended by the Second Amendment to Convertible Preferred Stock Purchase Agreement, dated as of June 26, 1998, among the Corporation and the original holders of the Convertible Preferred Stock, Series G of XOMA-Delaware. "Registration Rights Agreement" means the Registration Rights Agreement, dated as of August 13, 1997, by and among the Corporation and the original holders of the Convertible Preferred Stock, Series G of XOMA-Delaware. "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq National Market or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close. "XOMA-Delaware" means XOMA Corporation, a Delaware corporation.

                                       VI.

                        LIMITATION ON DIRECTOR LIABILITY

     A Director of the Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to this Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 10-202 of the Arizona Business Corporation Act, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Arizona Business Corporation Act is hereafter amended to authorize, with the approval of a corporation's shareholders, further reductions in the liability of the corporation's directors for breach of fidu-ciary duty, then a Director of this Corporation shall not be liable for any such breach to the fullest extent permitted by the Arizona Business Corporation Act as so amended. Any repeal or modification of the foregoing provisions of this
Article VI by the shareholders of this Corporation shall not adversely affect any right or protection of a Director of this Corporation existing at the time of such repeal or modification.

                                      VII.

                                     BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

     Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

     Meetings of shareholders may be held within or without the State of Arizona, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Arizona at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

                                      VIII.

                     AMENDMENT OF ARTICLES OF INCORPORATION

     Subject to the provision of Section 10-101 of the Arizona Business Corporation Act, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, XOMA ARIZONA, INC. has caused this Certificate to be signed by Peter Davis, its Vice President, Finance and Chief Financial Officer, this day of December, 1998.

                                     XOMA ARIZONA, INC.


                                     By:
                                            ---------------------------------
                                            Peter B. Davis
                                            Vice President, Finance and Chief
                                            Financial Officer

                                    EXHIBIT 1

                             NOTICE OF CONVERSION AT
                             THE ELECTION OF HOLDER


(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

     The undersigned hereby elects to convert the number of shares of Preferred Stock, Series C indicated below, into shares of Common Stock, par value $.0005 per share (the "Common Stock"), of XOMA Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:     __________________________________________________
                             Date to Effect Conversion

                             ___________________________________________________
                             Number of shares of Preferred Stock to be Converted

                             ___________________________________________________
                             Number of shares of Common Stock to be Issued

                             ___________________________________________________
                             Applicable Conversion Price

                             ___________________________________________________
                             Signature

                             ___________________________________________________
                             Name

                             ___________________________________________________
                             Address

                                    EXHIBIT 2

                             NOTICE OF CONVERSION AT
                           THE ELECTION OF THE COMPANY


     The undersigned in the name and on behalf of XOMA Corporation (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [ ] shares of its Convertible Preferred Stock, Series C (the "Preferred Stock") held by the Holder into shares of Common Stock, par value $.0005 per share (the "Common Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any, which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.

Conversion calculations:    ___________________________________________________
                            Date to Effect Conversion

                            ___________________________________________________
                            Number of shares of Preferred Stock to be Converted

                            ___________________________________________________
                            Number of shares of Common Stock to be Issued

                            ___________________________________________________
                            Applicable Conversion Price

                            ___________________________________________________
                            Name of Holder

                            ___________________________________________________
                            Address of Holder


                            XOMA CORPORATION

                            ___________________________________________________
                            Signature